Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the EnPro Industries, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-89576 and 333-178668) on Form S-8 of EnPro Industries, Inc. of our report dated June 26, 2019, with respect to the statements of net assets available for benefits of the EnPro Industries, Inc. Retirement Savings Plan as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 11-K of the EnPro Industries, Inc. Retirement Savings Plan.

/s/ GreerWalker LLP

June 26, 2019
Charlotte, North Carolina